CARR SERVICES

January 12, 2010

<u>Via Certified Mail – Return Receipt Requested</u>

Intellicheck Mobilisa, Inc.
Attn: Steven Williams
1800 Diagonal Road
Suite 440
Alexandria, VA

RE: 2nd Amendment to Lease
1800 Diagonal Road, Alexandria, VA

Dear Tenant:

Enclosed please find one fully executed 2nd Amendment to Lease Agreement between King I, LLC and Intellicheck Mobilisa, Inc. for premises located at 1800 Diagonal Road, Alexandria, Virginia.

If you have any questions please feel free to contact me at 202 461-3988.

Sincerely,

Mary R. Johnson
Sr. Lease Administrator

Enclosure

Cc: Tenant File
Colin Smith at WTHF

1776 Eye Street, NW Suite 500 Washington, DC 20006 Phone: 202-303-3080 Fax: 202-303-3088

CARR SERVICES

January 12, 2010

Via Certified Mail – Return Receipt Requested

Intellicheck Mobilisa, Inc.
Attn: Steven Williams
1800 Diagonal Road
Suite 440
Alexandria, VA

RE: 2nd Amendment to Lease
1800 Diagonal Road, Alexandria, VA

Dear Tenant:

Enclosed please find one fully executed 2nd Amendment to Lease Agreement between King I, LLC and Intellicheck Mobilisa, Inc. for premises located at 1800 Diagonal Road, Alexandria, Virginia.

If you have any questions please feel free to contact me at 202 461-3988.

Sincerely,

Mary R. Johnson
Sr. Lease Administrator

Enclosure

Cc: Tenant File
Colin Smith at WTHF

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this "***Amendment***") is made as of January 6, 2010, by and between **KING I, LLC**, a Virginia limited liability company ("***Landlord***"), and **INTELLICHECK MOBILISA, INC.**, Delaware corporation, f/k/a Mobilisa, Inc. ("***Tenant***").

RECITALS:

A. Landlord and Tenant entered into that certain Office Lease dated January 9, 2006 ("***Original Lease***"), as amended by that certain First Amendment to Lease dated January 31, 2007 (the "***First Amendment***") for certain premises containing approximately three thousand two hundred eighty-nine (3,289), rentable square feet rentable square feet, located on the fourth (4th) floor ("***Demised Premises***") of the building located at 1800 Diagonal Road, Alexandria, Virginia 22314 ("***Building***"). The Original Lease as amended by the First Amendment is hereafter referred to as the "***Lease***".

B. Tenant desires and pursuant to the terms of this Amendment, Landlord agrees to extend the term of the Lease for five (5) years, upon the terms and conditions hereinafter provided. Upon the full execution and delivery of this Amendment, the term "***Lease***" shall refer to the Lease as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the mutual receipt and legal sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. **Recitals**. The foregoing recitals are incorporated herein by this reference as if fully set forth at this point in the text of this Amendment.

2. **Integration**. The recitals and following terms and conditions shall constitute part of the Lease and be incorporated therein by reference.

3. **Demised Premises Confirmation**. Landlord and Tenant acknowledge and agree that the Demised Premises contain approximately three thousand two hundred eighty-nine (3,289) rentable square feet based upon the current measurement of the Building.

4. **Term Extension**. The term of the Original Lease expires on January 31, 2010. The term is hereby extended to January 31, 2015 or such earlier date on which the Lease is terminated pursuant to the terms thereof, the five (5) year time period from February 1, 2010 (the "***Extension Commencement Date***") to January 31, 2015 being hereinafter referred to as the "***Extension Period.***" For purposes of this Amendment, the term "***Lease Year***" shall mean that period of twelve (12) consecutive calendar months that commences on the Extension Commencement Date and each consecutive twelve (12) month period thereafter. The earliest such twelve (12) month period shall be referred to as the "***First Lease Year,***" and each of the following Lease Years shall similarly be numbered for identification purposes.

5. **Monthly Rent**. During the Extension Period, Tenant shall pay Monthly Rent to Landlord at a rate equal to Thirty-Six and 50/100 Dollars ($36.50) per rentable square foot per annum, full service, payable in advance in equal monthly installments due on the first day of each calendar

month. Commencing with the first (1st) anniversary of the Extension Commencement Date and at the commencement of each consecutive anniversary of the Extension Commencement Date thereafter, Monthly Rent shall be increased by three percent (3%) of the Monthly Rent payable for the immediately preceding year, in accordance with the following schedule:

Lease Year	Annual Rate	Annual Payments	Monthly
1	$36.50	$120,048.50	$10,004.04
2	$37.60	$123,666.40	$10,305.53
3	$38.73	$127,382.97	$10,615.25
4	$39.89	$131,198.21	$10,933.18
5	$41.09	$135,145.01	$11,262.08

6. __Additional Rent__. In addition to the Monthly Rent due under the Lease, Tenant shall continue to pay additional rent for increases in Operating Expenses and Real Estate Taxes pursuant to the terms of Section 6 of the Original Lease. Notwithstanding the foregoing, commencing on the Extension Commencement Date, the definition of "***Base Year***" shall be modified to reflect that the Base Year shall mean calendar year 2010.

7. __Improvements__.

(a) It is understood and agreed that Tenant shall retain its possession of the Demised Premises during the Extension Period in its "AS IS" condition, and that Landlord is under no obligation to make any improvements, additions, alterations, fixed decorations, substitutions, replacements or modifications, structural or otherwise, to the Demised Premises.

(b) Notwithstanding the foregoing, in connection with Tenant's renewal of its Lease of the Demised Premises and the renovation thereof, Landlord shall provide to Tenant a tenant improvement allowance not to exceed Thirty-Two Thousand Eight Hundred Ninety and 00/100 Dollars ($32,890.00) (*i.e.*, Ten and 00/100 Dollars ($10.00) per rentable square foot leased) (the "***Allowance***"), for (i) permanent tenant improvements performed in or to the Demised Premises by Tenant during the ninety (90) day period following the Extension Commencement Date, (the "***Hard Costs***"), and (ii) architectural and engineering fees, if any, the construction contract oversight fee, permit costs, and related telephone and computer cabling costs (the "***Soft Costs***") (such work and tenant improvements being hereinafter collectively referred to as the "***Renovation***"). The Renovation shall be deemed Alterations for all purposes hereunder. Without limiting the foregoing, Tenant must receive Landlord's prior written consent to the space plans and final working drawings for the Renovation before performing any work in the Demised Premises. Tenant shall pay to Landlord (or, at Landlord's election, to its construction contract manager), a construction contract oversight fee equal to one percent (1%) of the Hard Costs of purchasing and performing tenant improvements and installations comprising the Renovation. Alternatively, Tenant may retain Landlord (or, at Landlord's option, its construction contract manager) as the project manager for the Renovation for a project management fee equal to three percent (3%) of the Hard Costs of the Renovation in lieu of the construction contract oversight fee. Tenant shall promptly submit to Landlord (but on a monthly basis only), (i) invoices for all Hard Costs and Soft Costs incurred by Tenant in performing the Renovation, together with a signed architect's certificate of substantial completion of work performed in connection therewith, (ii) signed waivers and releases of mechanic's liens executed by all contractors, subcontractors and suppliers performing the

Renovation or providing materials in connection therewith, and (iii) such other information or documentation as Landlord or its lender may reasonably request or require, such as an estoppel certificate, occupancy permit and/or architect's final certificate of substantial completion (and architect's confirmation of completion in compliance with approved plans) upon completion of the Renovation. After inspection and approval of the portion(s) of the Renovation as reflected by such certificates and invoices and receipt and verification of the invoices and waivers submitted, Landlord shall promptly reimburse Tenant for appropriate amounts requested by the invoices. Not less than Twenty-Six Thousand Three Hundred Twelve and 00/100 Dollars ($26,312.00) of the Allowance must be spent or applied toward Hard Costs in or to the Demised Premises. Any remaining portion of the Allowance not applied to Hard Costs as provided above (in an amount not to exceed Six Thousand Five Hundred Seventy-Eight and 00/100 Dollars ($6,578.00)), may be applied to Soft Costs incurred by Tenant. In no event, however, shall Landlord be obligated to reimburse or credit Tenant for any amount if it individually or in the aggregate exceeds the total amount of the Allowance. Notwithstanding the foregoing, Landlord shall have no obligation to reimburse Tenant or to credit any portion of the Allowance under this Section for Hard Costs or Soft Costs if Tenant fails to comply with the terms and conditions of this Section, or if Tenant is in default of the Lease at the time Tenant makes a request for payment or reimbursement or at any time thereafter up to and including the date Landlord makes any such credit or reimbursement to Tenant. Tenant shall submit to Landlord all invoices and requests for reimbursement or payment of all Hard Costs and Soft Costs no later than the one hundred twentieth (120th) day following the Extension Commencement Date (such day being hereinafter referred to as the "***Invoice Submission Deadline***"), and Landlord shall have no obligation to reimburse Tenant or pay any amounts for any invoices submitted after such Invoice Submission Deadline, time being of the essence thereto. Any unapplied or unused portion of the Allowance shall be deemed forfeited by Tenant and retained by Landlord.

8. **Option to Renew**. Tenant has no option to renew or extend the term of the Lease.

9. **Parking.** Effective upon the Extension Commencement Date, Tenant shall be entitled to an allocation of up to seven (7) monthly contracts for the use by Tenant and its employees of unreserved parking spaces in the parking garage serving the Building pursuant to the terms of Section 8 of the Original Lease.

10. **Maintenance by Tenant**. The first paragraph of Section 13(A) of the Original Lease is hereby deleted and replaced with the following paragraph:

> "Tenant shall keep the Demised Premises and the fixtures and equipment therein, including without limitation, the plumbing fixtures and piping, and the heating and air-conditioning system ("***HVAC***") serving the Demised Premises in clean, safe and sanitary condition, shall take good care thereof, and shall suffer no waste or injury thereto. At the expiration or earlier termination of the term of this Lease, Tenant shall surrender the Demised Premises broom clean and in the same order and condition in which they were on the Commencement Date, ordinary wear and tear and damage by the elements, fire and other insured casualty excepted."

11. **Tenant's Equipment**.

(A) The second sentence of Section 16(B) of the Original Lease is hereby deleted and replaced with the following sentence:

"If Tenant's equipment requires more than 110 volts or causes Tenant's consumption of electricity to exceed an average of five (5) watts per rentable square foot, or if such equipment is to be consistently operated beyond the normal Building hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday, Landlord may install at its option (i) a separate electric meter for the Demised Premises at Tenant's sole cost and expense, or (ii) a separate meter for the specific equipment that is causing Tenant's excessive consumption of electricity at Tenant's sole cost and expense."

(B) In the event that Landlord determines that any or all of Tenant's equipment requires additional HVAC capacity, Landlord shall have the right to require Tenant to install an additional HVAC system and equipment ("***Supplemental HVAC***") to meet such capacity. Tenant acknowledges and agrees that the location of the Supplemental HVAC in or upon the Building, and the size, weight, design, type, style, quality and appearance of the Supplemental HVAC shall be subject to Landlord's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Tenant shall, at its sole cost and expense, be fully responsible for the installation, operation, maintenance, repair and replacement of the Supplemental HVAC and, upon the expiration or earlier termination of the term of the Lease, or as otherwise required hereunder, the removal of the Supplemental HVAC at Landlord's option, and the repair of any damage caused thereby. Tenant shall also be responsible, at its sole cost and expense, to obtain any necessary approvals to the Supplemental HVAC required by all present and future laws, ordinances, regulations, and orders of all governments, government agencies and any other public authority having jurisdiction over the Demised Premises, and Tenant's use and occupancy thereof, and all requirements of any applicable owners association (collectively, "***Applicable Laws***"). The contractor used by Tenant for installation, operation, maintenance, repair, replacement, and removal of the Supplemental HVAC shall be subject to the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. Tenant shall, at all times, keep the Supplemental HVAC in good order and repair, and in a clean, safe and first class condition, fully compliant with all Applicable Laws. In the event of such an installation of Supplemental HVAC, Tenant, at its sole cost and expense, shall also install a separate electric meter for any and all electrical power supplied to such Supplemental HVAC and shall be solely responsible for the costs of such electrical usage, by payment directly to the electric company, or, at Landlord's option, by payment to Landlord of such costs when incurred as additional rent hereunder. Any such installation of Supplemental HVAC shall be deemed Alterations for all purposes under this Lease.

12. **Services and Utilities**. The first sentence of Section 17(A)(4) of the Original Lease is hereby deleted and replaced with the following sentence:

"Heat and air-conditioning in season, Monday through Friday from 8:00 a.m. to 6:00 p.m. and on Saturday from 8:00 a.m. to 1:00 p.m., except for the following holidays: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Memorial Day, Fourth of July, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, and Christmas Day, and any other national holiday promulgated by a Presidential Executive Order or Congressional Act."

13. **<u>Rent from Real Property</u>**. Landlord and Tenant agree that all rent payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of the Lease, shall qualify as "rents from real property" within the meaning of both §512(b)(3) and §856(d) of the Internal Revenue Code of 1986, as amended (the "***Code***") and the U.S. Department of Treasury Regulations promulgated thereunder (the "***Regulations***"). In the event that Landlord, in its sole discretion, determines that there is any risk that all or part of any rent payment under the Lease shall not qualify as "rents from real property" for the purposes of §512(b)(3) or §856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all rent as "rents from real property"; provided, however, that any adjustments required pursuant to this Section 13 shall be made so as to produce the equivalent rent (in economic terms) payable prior to such adjustment.

14. **<u>Brokerage</u>**. Landlord and Tenant each represent that they had no dealings with any real estate broker, finder or other person, with respect to this transaction in any manner, except Colliers Cassidy & Pinkard, LLC, as Landlord's broker ("***Broker***"). Tenant and Landlord hereby indemnify and holds harmless the other party against and from any claim for any brokerage commission or other fees and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys fees and expenses, arising out of a breach of the foregoing representation. Landlord shall pay any commission or fee that is payable to the Broker with respect to this transaction, in accordance with the provisions of a separate commission contract.

15. **<u>Ratification</u>**. The terms of the Lease, except as expressly modified hereby, shall remain in full force and effect. All terms and conditions of the Lease, except as otherwise provided by this Amendment, shall be fully applicable during the Extension Period, including without limitation, the terms of the Lease applicable to the Tenant's performance of any alterations or improvements in the Demised Premises.

16. **<u>Governing Law</u>**. This Amendment shall be governed and construed according to the laws of the Commonwealth of Virginia and shall bind and inure to the benefit of the successors and assigns of the undersigned.

17. **<u>Conflicts</u>**. To the extent that the provisions of this Amendment conflict with any provisions of the Lease, such provisions of this Amendment shall prevail and govern for all purposes and in all respects.

18. **<u>Defined Terms</u>**. Each capitalized term used in this Amendment shall have the same meaning ascribed to it in the Lease, unless specifically defined in this Amendment.

19. **<u>OFAC Certification</u>** Tenant certifies that (i) it is not acting, and shall not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation and is enforced or administered by the Office of Foreign Assets Control ("***OFAC***"); and (ii) it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation. Tenant shall defend, indemnify and hold harmless Landlord against all costs, expenses, liabilities, losses, damages, injunctions, suits, fines, penalties, claims,

and demands, including reasonable attorneys' fees, arising out of any violation of or default in the covenants of this Section 19. The indemnification provisions of this Section 19 shall survive the expiration of the term of the Lease.

20. **Force Majeure**. If Landlord is in any way delayed or prevented from performing any of its obligations under the Lease due to fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Landlord's reasonable control (whether similar or dissimilar to the foregoing events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay, interruption or prevention.

21. **Counterparts**. This Amendment may be executed in several counterparts and shall be valid and binding with the same force and effect as if all parties executed the same Amendment.

WITNESS the parties hereto have executed and delivered this Amendment under seal as of the date first written above.

LANDLORD:

KING I, LLC, a Virginia limited liability company

By: Columbia Equity, LP, its Manager

By: Carr Properties OC LLC, its General Partner

By: [signature]
Name: C. Clifford
Title: SVP

TENANT:

INTELLICHECK MOBILISA, INC., a Delaware corporation

By: [signature]
Name: Steven D. Williams
Title: COO